Exhibit 23.1

TURNER, JONES AND ASSOCIATES, P.L.L.C.

Certified Public Accountants

108 Center Street, North, 2nd Floor

Vienna, Virginia 22180-5769

(703) 242-6500

FAX (703) 242-1600

August 6, 2008

Blaze Energy Corp.

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

As independent auditors of Blaze Energy Corp., we hereby consent to the incorporation of our report dated April 13, 2008, relating to the consolidated balance sheet of Blaze Energy Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2007 and 2006 in the Form 10 Registration Statement of Blaze Energy Corp.

/s/ Turner, Jones and Associates, P.L.L.C.

Vienna, Virginia

August 6, 2008